Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1: No. 333-282559, the Registration Statements on Form S-3: No. 333-262594 and No. 333-261427, and the Registration Statements on Form S-8: No. 333-260614 and 333-277067, of our report dated March 31, 2025, with respect to our audits of the consolidated financial statements of Soluna Holdings, Inc. and Subsidiaries (the “Company”), formerly known as Mechanical Technology, Incorporated, as of December 31, 2024 and 2023 and for each of the years in the two-year period ended December 31, 2024, which appears in this Annual Report on Form 10-K for the year ended December 31, 2024. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

/S/ UHY LLP

Albany, New York

March 31, 2025